As filed with the Securities and Exchange Commission on September ___, 1998
                                                      Registration No. 333-61585


================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------


                               AMENDMENT NO. 1 TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                          SECURE COMPUTING CORPORATION
             (Exact name of Registrant as specified in its charter)

            DELAWARE                          7371                 52-1637226
 ------------------------------    ---------------------------   ---------------
(State or other jurisdiction of   (Primary Standard Industrial  (I.R.S. Employer
  incorporation organization)      Classification Code Number)   Identification
                                                                     Number)

                          One Almaden Blvd., Suite 400
                           San Jose, California 95113
                                 (408) 918-6100
   (Address, including zip code and telephone number, including area code, of
                    Registrant's principal executive offices)

                             ----------------------

                                 JEFFREY WAXMAN
                             Chief Executive Officer
                          SECURE COMPUTING CORPORATION
                          One Almaden Blvd., Suite 400
                           San Jose, California 95113
                                 (408) 918-6100
  (Name, address, including zip code and telephone number, including area code, of agent for service)

                             ----------------------
                                    COPY TO:
                             JEFFREY D. SAPER, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            Professional Corporation
                               650 Page Mill Road
                        Palo Alto, California 94304-1050

                             ----------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION
PROSPECTUS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

                                1,990,994 SHARES

                          SECURE COMPUTING CORPORATION

                              --------------------
                                  COMMON STOCK
                               ($0.001 PAR VALUE)

                   -------------------------------------------


            This Prospectus relates to the public offering, which is not being underwritten, of shares of the common stock ("Common Stock") of Secure Computing Corporation, a Delaware corporation (the "Company"), offered from time to time by certain stockholders of the Company or their donees or certain other permitted transferees (the "Selling Stockholders") for their own benefit. The number of shares of Common Stock offered hereby includes such presently indeterminate number of shares of Common Stock as may be issued on conversion of the Company's Series C Convertible Preferred Stock (the "Series C Preferred Shares"), as a dividend, payment of a redemption price or otherwise pursuant to the provisions thereof regarding determination of the applicable conversion price, such number of shares of Common Stock as may be issued on exercise of warrants (the "Warrants") issued by the Company in connection with the Series C Preferred Shares, and pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), to prevent dilution resulting from stock splits, stock dividends or similar transactions. The Company will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by Selling Stockholders will be borne by such Selling Stockholders. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

            The Common Stock being registered under the Registration Statement of which this Prospectus is a part may be offered for sale from time to time by or for the account of such Selling Stockholders in the open market on the Nasdaq Stock Market, in privately negotiated transactions, in an underwritten offering, or a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Common Stock is intended to be sold through broker-dealers or directly to purchasers. Broker-dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders and purchasers of the Common Stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary concessions).

            The Common Stock of the Company is traded on the Nasdaq National Market (Nasdaq Symbol: SCUR). On September 18, 1998, the closing price of the Company's Common Stock was $9.12.


            SEE "RISK FACTORS" COMMENCING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

            The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

                  -------------------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                   -------------------------------------------


               The date of this Prospectus is September __, 1998.

            NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              AVAILABLE INFORMATION

            The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Secure Computing Corporation, One Almaden Blvd, Suite 400, San Jose, California 95113, Attn: Investor Relations (telephone (408) 918-6100).

            The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants, including the Company, that file such information electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company may be inspected at The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006. Information, as of particular dates, concerning directors and officers of the Company, their remuneration, options granted to them, and the principal holders of securities of the Company has been disclosed in the proxy statements distributed to shareholders of the Company and filed with the Commission.

                             ADDITIONAL INFORMATION

            This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1997, filed pursuant to
Section 13 of the Exchange Act; (ii) the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, filed pursuant to
Section 13 of the Exchange Act; and (iii) the Company's current report on Form 8-K dated as of July 15, 1998.

            All reports and other documents filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                                   THE COMPANY

            Secure Computing Corporation (the "Company") designs, develops, markets and sells a comprehensive offering of interoperable, standards-based products for end-to-end network solutions, including firewalls, Web filters, devices for identification, authentication, authorization and encryption, extranet technologies and related network security services. The Company's executive offices are located at One Almaden Blvd., Suite 400, San Jose, California 95113. Its telephone number at that address is (408) 918-6100.

                                  RISK FACTORS

            IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K AND IN THE OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE (THE "INCORPORATED DOCUMENTS"), THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS. STATEMENTS IN THIS "RISK FACTORS" SECTION REGARDING EXPECTATIONS OR FUTURE EVENTS AND CERTAIN SECTIONS OF THE INCORPORATED DOCUMENTS (IDENTIFIED WITH MORE PARTICULARITY IN SUCH INCORPORATED DOCUMENTS) MAY CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF THE FACTORS SET FORTH BELOW AND ELSEWHERE IN THIS DOCUMENT AND THE INCORPORATED DOCUMENTS.


RISK OF PRODUCT DEVELOPMENT; RELIANCE ON SOLE SOURCE SUPPLIERS

            The Company's success is highly dependent on its ability to enhance its existing products and to develop and introduce new products in a timely manner. If the Company were to fail to introduce new products on a timely basis, the Company's operating results could be adversely affected. To date, substantially all of the Company's revenues have been attributable to sales of its enterprise network and data security products and the provision of related services, and existing and new versions of such products are expected to continue to represent a high percentage of the Company's revenue for the foreseeable future. As a result, any factor adversely affecting sales of these products and services could have a material adverse effect on the Company's financial condition and results of operations.

            Certain components of the Company's products are currently purchased from a single or limited sources and any interruption in the supply of such components could adversely affect the Company's operating results.


FLUCTUATIONS IN OPERATING RESULTS

            The Company's quarterly operating results may vary significantly depending on a number of factors, including the timing of the introduction or enhancement of products by the Company or its competitors, the sizes, timing and shipment of individual orders, market acceptance of new products, changes in the Company's operating expenses, personnel changes, mix of products sold, changes in product pricing, development of the Company's direct and indirect distribution channels and general economic conditions.


DEPENDENCE ON PRINCIPAL PRODUCTS

            The Company currently derives substantially all of its revenue from sales of its enterprise network and data security products, the provision of related services, and existing and new versions of such products are expected to continue to represent a high percentage of the Company's revenue for the foreseeable future. As a result, any factor adversely affecting sales of these products and services, or any factor impeding or delaying the Company's ability to diversify its products offerings to lessen its dependency on those products, would have a material adverse effect on the Company's financial condition and results of operations.


RISKS ASSOCIATED WITH ENTERPRISE NETWORK AND DATA SECURITY MARKET

            The rapid development of enterprise-wide and remote computing as well as increased use of the Internet, intranets and extranets has enhanced the ability of users to access proprietary information and resources and has in recent years increased demand for enterprise network and data security products. Declines in demand for the Company's products, whether as a result of competition, technological change, the public's perception of the need for security products, developments in the hardware and software environments in which these products operate, general economic conditions or other factors, could have a material adverse effect on the Company's financial condition and results of operations.

            A well-publicized actual or perceived breach of enterprise network or data security could trigger a heightened awareness of computer abuse, resulting in an increased demand for security products such as those offered by the Company. Similarly, an actual or perceived breach of enterprise network or data security at one of the Company's customers, regardless of whether such breach is attributable to the Company's products, could adversely affect the market's perception of the Company and the Company's financial condition or results of operations.


TECHNOLOGICAL CHANGE AND NEW PRODUCTS

            The market for security products, especially in the Internet, intranet and extranet markets, is characterized by rapidly changing technology, emerging and evolving industry standards, new product introductions, relatively short product life cycles and rapid and constant changes in customer requirements and preferences. To the extent that specific methods other than those employed by the Company are adopted as standards for implementing enterprise network data security, sales of the Company's existing and planned products in those market segments may be adversely impacted, which could have a material adverse effect on the Company's financial condition and results of operations.

            Software products may also contain undetected errors or bugs when first introduced or as new versions are released, and software products or media may contain undetected viruses. Errors or bugs may also be present in software licensed by the Company from third parties and incorporated into the Company's products. Errors, bugs or viruses may result in loss of or delay in market acceptance, recalls of hardware products incorporating the software or loss of data. Delays or difficulties associated with new product introductions or product enhancements could have a material adverse effect on the Company's financial condition and results of operations.


COMPETITION

            The market for enterprise network and data security products is highly competitive and subject to rapid change. The Company believes that the principal competitive factors affecting the market for enterprise network and data security products include technical features, ease of use, quality/reliability, level of security, customer service and support, distribution channels and price. The Company's competitors and potential competitors include organizations that provide or may seek to provide enterprise network and data security products based upon approaches similar to and different from those employed by the Company, and could in the future include operating systems or network suppliers not currently offering competitive enterprise-wide security products. There can be no assurance that the market for enterprise network and data security products will not ultimately be dominated by approaches other than the approach marketed by the Company.

            Certain of the Company's potential competitors have significantly greater financial, marketing, technical and other competitive resources than the Company. As a result, they may be able to leverage an installed customer base and/or other existing or future enterprise-wide products, adapt more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the promotion and sale of their products than can the Company. Competition could increase if new companies enter the market or if existing competitors expand their product lines. Any reduction in gross margins resulting from competitive factors could have a material adverse effect on the Company's financial condition and results of operations.


POTENTIAL VOLATILITY OF STOCK PRICE

            The trading of the Company's Common Stock has been and may continue to be subject to wide fluctuations in response to quarter to quarter variations in operating results, announcements of technological innovations or new products by the Company or its competitors, developments with respect to patents or proprietary rights, general conditions in the information security systems industry, changes in earnings estimates by analysts, or other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many technology companies and which have often been unrelated to the operating performance of such companies. The Company's sales or operating results in future quarters may be below the expectations of public market securities analysts and investors. In such event, the price of the Company's Common Stock would likely decline, perhaps substantially. These Company-specific factors or broad market fluctuations may have a material adverse effect on the market price of the Company's Common Stock. Securities such as the Company's Series C Preferred Stock, which provide for the issuance of Common Stock based upon the share price at the time of conversion, may be susceptible to financial speculators who engage in short sales of such securities in order to drive the price down. Such speculative transactions may, under certain circumstances, result in downward pressure on the price of the Company's Common Stock in anticipation of increasing dilution on conversion of the Series C Preferred Stock.


LENGTHY SALES CYCLE

            Sales of the Company's products generally involve a significant commitment of capital by customers, with the attendant delays frequently associated with large capital expenditures. For these and other reasons, the sales cycle associated with the Company's product is typically lengthy and subject to a number of significant risks over which the Company has little or no control. The Company is often required to ship products shortly after it receives orders and consequently, order backlog at the beginning of any period has in the past represented only a small portion of that period's expected revenue. As a result, product revenue in any period is substantially dependent on orders booked and shipped in that period. The Company typically plans its production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. If revenue falls significantly below anticipated levels, the Company's financial condition and results of operations would be materially and adversely affected. In addition, the Company's operating expenses are based on anticipated revenue levels and a high percentage of the Company's expenses are generally fixed in the short term. Based on these factors, a small fluctuation in the timing of sales can cause operating results to vary significantly from period to period.

PRODUCT LIABILITY RISKS

            Customers rely on the Company's information security products to prevent unauthorized access to their networks and data transmissions. A malfunction or the inadequate design of the Company's products could result in tort or warranty claims. Although the Company seeks to reduce the risk of such losses by attempting to negotiate warranty disclaimers and liability limitation clauses in its sales agreements and by maintaining product liability insurance, there can be no assurance that such measures will be effective in limiting the Company's liability for such damages. Any liability for damages resulting from security breaches could be substantial and could have a material adverse effect on the Company's financial condition and results of operations.


EVOLVING INFORMATION SECURITY MARKET

            The market for the Company's information security products is only beginning to emerge. This market is characterized by rapidly changing technology, emerging industry standards, new product introductions and changes in customer requirements and preferences. The Company's future success will depend in part upon end users' demand for information security products in general and upon the Company's ability to enhance its existing products and to develop and introduce new products and technologies that meet customer requirements. To the extent that a specific method other than the Company's is adopted as the standard for implementing information security in any segment of the information security market, sales of the Company's existing and planned products in that market segment may be adversely impacted, which could have a material adverse effect on the Company's financial condition and results of operations. There can be no assurance that information security-related products or technologies developed by others will not adversely affect the Company's competitive position or render its products or technologies noncompetitive or obsolete.

            In addition, a portion of the sales of the Company's information security products will depend upon a robust industry and infrastructure for providing access to public switched networks, such as the Internet. There can be no assurance that the infrastructure or complementary products necessary to make these networks into viable commercial marketplaces will be developed, or, if developed, that these networks will become viable commercial marketplaces.


RISKS ASSOCIATED WITH PREFERRED STOCK FINANCING

            In June 1998, the Company raised net proceeds of $16.0 million through the issuance of a newly designated Series C Convertible Preferred Stock (the "Series C Preferred"). While the issuance of the Series C Preferred in this transaction provided the Company with additional working capital required to fund the Company's continuing operations, the Company's agreements with the purchasers of the Series C Preferred contain covenants that could impair the Company's ability to engage in various corporate transactions in the future, including financing transactions and certain transactions involving a change-in-control or acquisition of the Company, or that could otherwise disadvantage the Company and the holders of its Common Stock. In particular, any "leveraged buy-out," and certain consolidations, mergers or other business combinations with or into another entity that has a trading volume equal to less than 90% of the Company's average daily trading volume over a specified 90-day period, will give rise to a right of redemption in the holders of the Series C Preferred. These provisions may make an acquisition of the Company more difficult and expensive and could discourage some potential acquirors. Certain covenants of the Company made in connection with the issuance of the Preferred Stock may also have the effect of limiting the Company's ability to obtain additional financing by, for example, providing the holders of Series C Preferred Stock certain rights of first offer. In addition, certain protective provisions set forth in the Certificate of Designation prohibit the Company, without the consent of holders of two-thirds of the outstanding Series C Preferred, from (a) increasing the authorized Preferred Stock of the Company, (b) issuing securities with a liquidation preference which is senior to or pari-passu with the Series C Preferred (other than debt securities which are not convertible into or exchangeable for Common Stock or any other equity or convertible security of the Company), or (c) creating any new class or series of capital stock having a liquidation preference senior to or pari-passu with the Series C Preferred.

            The terms of the financing agreements pursuant to which the Preferred Stock was issued also include certain penalty provisions that are triggered in the event the Company fails to satisfy certain obligations. In particular, the holders of the Series C Preferred shall have the right to require the Corporation to redeem all or any portion of the Series C Preferred at a price equal to the greater of: (a) 125% of the $1,000 stated price of each share of Series C Preferred (the "Stated Price") and (b) an amount determined by dividing the Stated Price by the Conversion Price (as defined in the Series C Certificate of Designation) and multiplying the resulting quotient by the average closing bid price for the Common Stock on the five (5) days preceding the date of redemption. Such redemption obligation arises upon certain events, including breach by the Company of representations and warranties and covenants, including (i) the failure to have a registration statement covering the Common Stock issuable upon conversion of the Series C Preferred declared effective by the Commission by the 135th day following the earlier of: (A) August 15, 1998 and (B) the date of the filing of a registration statement with the Commission; and (ii) the failure to obtain stockholder approval of the transactions contemplated in the agreements providing for the issuance of the Series C Preferred within 180 days of June 30, 1998. In the event that the holders of Series C Preferred Stock become entitled to have their Series C Preferred Stock redeemed, there can be no assurances that the Company will be able to fund such redemption, and even if funding is available, the substantial payment required to fund such redemption could have a material adverse effect on the Company's business and financial condition.

            The Series C Preferred is convertible into shares of the Company's Common Stock based on the trading prices of the Common Stock during future periods that are described in the financing agreement. The number of shares of Common Stock that may ultimately be issued upon conversion is therefore presently indeterminable. If, in accordance with the terms of the financing agreements, the conversion price of the Preferred Stock is determined during a period when the trading price of the Common Stock is low, the resulting number of shares of Common Stock issuable upon conversion of the Preferred Stock could result in substantial dilution to the holders of the Common Stock.


YEAR 2000 COMPLIANCE.

            Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. The Company has completed testing of its products and systems and believes that its products and systems sold after December 31, 1998 will be Year 2000 compliant. The Company has also verified compliance of third party computer software and hardware utilized by the Company.

            The Company has not verified Year 2000 compliance of certain semiconductors embedded in other third-party equipment used by the Company, nor has the Company established the costs and risks associated with such third party equipment. Failure of such third-party equipment to operate properly with regard to the Year 2000 and thereafter could require the Company to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business, operating results and financial condition. The business, operating results and financial condition of the Company's customers could be adversely affected to the extent that they utilize third-party software and other products which are not Year 2000 compliant.

            Further, the purchasing patterns of customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase products and services such as those offered by the Company, which could have a material adverse effect on the Company's business, operating results and financial condition.


INTERNATIONAL SALES

            Approximately 34% of the Company's sales for the six months ended June 30, 1998 are from international customers, of which approximately 6% are from customers in Asia. In addition, the Company expects a material portion of future sales growth will come from international markets. In recent months the economies of certain Asian countries, as well as certain other foreign countries, have experienced sharp downturns. Although the Company has not yet experienced any material impact from such downturns, in the event such economic conditions persist, the Company would likely experience a material reduction in future revenue and earnings growth, and if such conditions worsen, the Company would likely experience a material reduction in total revenues and earnings.


PENDING LITIGATION

            On July 27, 1998, the Delaware Chancery Court, in CARMODY V. TOLL BROTHERS, INC., Civil Action No. 15983, 1998 WL 418896 (Del. Ch. Ct. Jul. 27,
1998), held that the "dead hand" provision of the Toll Brothers, Inc. shareholder rights plan violated Delaware law. On August 26, 1998, a purported class action complaint was filed in the Delaware Chancery Court in and for New Castle County by Rosalyn Golaine against the Company, certain of its present officers, present directors, and former directors (the "Golaine Action"). The complaint in the Golaine Action alleges that the provisions of the July 24, 1997 shareholder rights plan (the "Plan") permitting only those directors who voted for the Plan (or their designated successors) to redeem the Rights granted therein, violates Delaware law. The action seeks injunctive relief and damages of an unspecified amount. A number of such actions have been filed against other companies in response to the CARMODY V. TOLL BROTHERS, INC. decision.

            No trial in this action is scheduled and no discovery has occurred. The Company is considering amendments to the Plan which will render moot the injunctive relief requested, and believes it has meritorious defenses to the damages allegations. The Company intends to defend this action vigorously. The Company also is a defendant in various lawsuits, contractual disputes, and other legal claims, the results of which are not presently determinable. In the opinion of management, resolution of these legal actions is not expected to have a material adverse effect on the financial position of the Company. However, depending on the amount and timing, an unfavorable resolution of any of these matters could materially affect the Company's future results of operations or cash flows in a particular period.

                              SELLING STOCKHOLDERS

            The Selling Stockholders received or will receive the shares offered by this prospectus upon conversion of shares of Series C Preferred Stock of the Company (the "Series C Preferred") or exercise of warrants to purchase Common Stock (the "Warrants"). No Selling Stockholder holds shares of Common Stock of the Company other than those offered pursuant to this Prospectus.


            The following table sets forth the aggregate number of shares of Common Stock held by each Selling Stockholder and offered by each Selling Stockholder hereunder and the percentage of all shares of Common Stock held by such Selling Stockholder after giving effect to the offering (based on 16,222,879 shares of Common Stock outstanding as of July 31, 1998). The share numbers set forth in the table below include an aggregate of 174,464 shares of Common issuable upon the exercise price of the Warrants held by the Selling Stockholders, and an estimated 1,453,224 shares issuable upon conversion of the shares of Series C Preferred held by the Selling Stockholders. The estimated number of shares issuable upon conversion of the shares of Series C Preferred is based on an estimated conversion price of $11.01 per share of Common Stock, which would have been the applicable conversion price of the Series C Preferred had all shares of Series C Preferred been converted into Common Stock on July 31, 1998 (based on the lower of: (a) of the average closing bid price for the Common Stock on the Nasdaq National Market for the five (5) trading day period ended July 30, 1998, and (b) the average of the closing bid prices for the Common Stock for the fifteen (15) day period ended July 30, 1998). The actual number of shares of Common Stock issuable upon conversion of Series C Preferred currently is indeterminable, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by the Company at this time, including, among other factors, the future market price of the Common Stock. Other than their ownership of Company securities, none of the Selling Stockholders has had any material relationship with the Company within the past three years. Because of the possibility of antidilution adjustments to the conversion price of the Preferred Stock (which is based on the market price of the Common Stock), or that the number of shares of Common Stock outstanding increases due to a stock split or dividend, the number of shares of Common Stock issuable upon such conversion or exercise and subject to this Registration Statement is indeterminate and this Registration Statement relates to the resale of such entire indeterminate number of shares of Common Stock. However, the number of shares issuable upon conversion of the Preferred Stock is initially limited to 19.99% of the outstanding shares of Common Stock on the date of issuance of the Series C Preferred, or 3,235,085 shares, unless the Company obtains shareholder approval of the issuance of additional shares of Common Stock upon conversion of the Preferred Stock.


                                          NUMBER OF SHARES                              PERCENT OF OUTSTANDING
                                     BENEFICIALLY OWNED PRIOR TO    NUMBER OF SHARES      COMMON STOCK OWNED
   NAME OF SELLING STOCKHOLDER              OFFERING(1)                  OFFERED           AFTER OFFERING(2)
   ---------------------------              -----------                  -------           -----------------
Marshall Capital Management, Inc.             813,844(3)                 813,844                  *
CC Investments, LDC                           813,844(3)                 813,844                  *



-----------------------
(*)   Less than 1%.


1. No holder of Series C Preferred or Warrants is entitled to convert or exercise such securities or to receive dividends thereon in shares of Common Stock to the extent that such conversion, exercise or payment of dividends would cause such holder to own beneficially more than 4.99% of the Common Stock then outstanding. Accordingly, the number of shares of Common Stock set forth herein and which a Selling Stockholder may sell pursuant to this Prospectus may exceed the number of shares of Common Stock such Selling Stockholder beneficially owns as determined pursuant to rule 13d-3 under the Exchange Act.
2. Because the Selling Stockholders may offer all or some of the Common Stock pursuant to the offering contemplated by this Prospectus, no estimate can be given as to the amount of shares of Common Stock that will be held by the Selling Stockholders after completion of this offering. See "Plan of Distribution."
3. Includes 726,612 shares of Common Stock issuable upon the conversion of Series C Preferred and 87,232 shares of Common Stock issuable upon the exercise of Warrants.

                              PLAN OF DISTRIBUTION


        The Company has been advised by the Selling Stockholders that the Common Stock may be sold or distributed from time to time by the Selling Stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire Common Stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The distribution of the Common Stock may be effected in one or more of the following methods: (i) ordinary brokers' transactions, which may include long or short sales; (ii) transactions involving cross or block trades, or otherwise on the Nasdaq National Market; (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus; (iv) "at the market" to or through market makers or into an existing market for the Common Stock; (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
(vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); (vii) pursuant to Rule 144 under the Securities Act; or (viii) any combination of the foregoing, or by any other legally available means. In addition, the Selling Stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of Common Stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the Common Stock, which Common Stock may be resold thereafter pursuant to this Prospectus. In connection with any sales, the Selling Stockholders and any brokers or dealers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive no part of the proceeds of sales made hereunder.


        Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders and/or purchasers of the shares offered hereby (and, if it acts as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholders. Broker-dealers may agree with the Selling Stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such Selling Stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

        The Company has advised the Selling Stockholders that Regulation M promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may apply to its sales in the market, has furnished the Selling Stockholders with a copy of this regulation and has informed it of the need for delivery of copies of this Prospectus. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

        Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

        There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock offered by them hereunder.

                                  LEGAL MATTERS

        The validity of the Common Stock offered pursuant to this Prospectus and certain other legal matters will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.


                                     EXPERTS

        The financial statements of Secure Computing Corporation appearing in Secure Computing Corporation's Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

================================================================================


                                -----------------
                                TABLE OF CONTENTS
                                -----------------


                                                                     Page
                                                                     ----
Available Information..........................................
Incorporation of Certain Documents by
  Reference....................................................
The Company....................................................
Risk Factors...................................................
Selling Stockholders...........................................
Plan of Distribution...........................................
Indemnification................................................
Legal Matters..................................................
Experts........................................................




================================================================================


                                1,990,994 SHARES




                                [SECURE COMPUTING
                                  CORPORATION]






                                  COMMON STOCK




                                 --------------
                                   PROSPECTUS
                                 --------------








                               SEPTEMBER ___, 1998


================================================================================

                          SECURE COMPUTING CORPORATION

                       REGISTRATION STATEMENT ON FORM S-3

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

 Item
Number
------

Item 14     Other Expenses of Issuance and Distribution.

            The following table sets forth costs and expenses of the sale and distribution of the securities being registered. All amounts except Securities and Exchange Commission and Nasdaq Stock Market Listing fees are estimates.

            Registration Statement--Securities and Exchange Commission.. $ 6,681
            Accounting fees............................................. $ 4,500
            Legal fees ................................................. $15,000
            Miscellaneous............................................... $ 3,819
            Total....................................................... $30,000

Item 15     Indemnification of Directors and Officers.

            The Company's Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Company's Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law. The Company has entered into indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require the Company, among other things to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms. The Company believes that these agreements are necessary to attract and retain qualified persons as directors and officers.

            Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16     Exhibits.

            Exhibit
            Number
            ------

               5.1 Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

              23.1  Consent of Ernst & Young LLP, independent auditors.


              23.2  Consent of PricewaterhouseCoopers LLP (Canada).

              23.3  Consent of PricewaterhouseCoopers LLP (USA).


              23.4  Consent of Wilson Sonsini Goodrich & Rosati (included in
                    Exhibit 5.1).

              24.1  Power of Attorney (contained on page II-4 hereof).


Item 17     Undertakings.

            The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (b) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (c) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (a) and (b) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. in the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES



            Pursuant to the requirements of the Securities Act of 1933, the Registrant, Secure Computing Corporation, a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 1st day of September, 1998.


                                     SECURE COMPUTING CORPORATION

                                     By: /s/ Jeffrey Waxman
                                         ------------------------------------
                                         Jeffrey Waxman, Chief Executive Officer


            Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed below on September 1, 1998 by the following person on behalf of the Registrant and in the capacities indicated.


           SIGNATURE                                   TITLE                                DATE
------------------------------    -----------------------------------------------    -----------------

 /s/ Jeffrey Waxman               Chief Executive Officer (Principal Executive       September 1, 1998
------------------------------    Officer) and Chairman of the Board of Directors
     (Jeffrey Waxman)
     Attorney-in-fact



                                INDEX TO EXHIBITS


          Exhibit
          Number
          ------

             5.1 Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

            23.1    Consent of Ernst & Young LLP, independent auditors.

            23.2    Consent of PricewaterhouseCoopers LLP (Canada).

            23.3    Consent of PricewaterhouseCoopers LLP (USA).

            23.4    Consent of Wilson Sonsini, Goodrich & Rosati (included in
                    Exhibit 5.1).

            24.1    Power of Attorney (contained on Page II-4).


------------------------------